Exhibit 99.(k)(7)

Ivan Torrealba Acevedo

Notary Public

432 Morande - Santiago — Chile

1.BV./2 DS	DOCUMENT REGISTER NO. 239	12

FOREIGN INVESTMENT CONTRACT

BETWEEN

THE GOVERNMENT OF CHILE

AND

THE CHILE FUND, INC.,

A FOREIGN CAPITAL INVESTMENT FUND

[notary’s seal]

In Santiago, Chile, on the sixteenth day of August nineteen hundred and eighty-nine, before me, Ivan Torrealba Acevedo, Chilean national, married, attorney at law and Regular Notary Public for the Thirty-Third Notaryship of Santiago, national identity card number three million four hundred and seventeen thousand nine hundred and ninety dash five, domiciled at number four hundred and thirty-two Calle Morande in the municipality of Santiago, there appeared Mr. Pablo Baraona Urzua, Minister of the Economy, Development and Reconstruction, in his capacity as Chairman of the Foreign Investment Committee, his appointment thereto being attested in Supreme Decree number five hundred and twenty of the Ministry of the Interior dated the fifth of April nineteen hundred and eighty-nine, which is omitted, being known to all parties, Chilean national, married, commercial engineer, national identity card number three million six hundred and forty thousand nine hundred and thirty-one dash two, with domicile in this city at number one hundred and twenty Calle Teatinos, appearing as representative of the Government of Chile, herein-after referred to as the “Government of Chile,” and Mr. Carlos Olivos Marchant, Chilean national, married, attorney at law, national identity card number four million one hundred and eighty-nine thousand five hundred and thirty-six dash five, appearing as agent and representative of The Chile fund, Inc., a company established in accordance with the laws of the State of Maryland, the United States of America, domiciled at One Citicorp Center, one hundred and fifty-three East Fifty-Third Street, New York, [NY], and for these purposes at one thousand three hundred and fifty Calle Agustinas, Second Floor, Santiago, hereinafter referred to either as the “Investor” or the “Fund”; both of legal age and attesting to their identity by means of their identity cards, who stated the following:

FIRST: That Mr. Pablo Baraona Urzua, representing the Government of Chile, in accordance with the provisions of Law number eighteen thousand six hundred and fifty-seven and Decree-Law number six hundred of nineteen hundred and seventy-four and amendments thereto, hereinafter referred to as “D.L. six hundred,” and pursuant to Official Letter number zero zero two thousand eight hundred and ten and Exempt Resolution number one hundred and twenty-five of the Superintendence of Securities and Insurance, both dated the eighth of August nineteen hundred and eighty-nine, hereby authorizes the Investor identified above, to invest capital as a Foreign Capital Investment Fund subject to the provisions of Law number eighteen thousand six hundred and fifty-seven and the aforesaid D.L. six hundred up to an amount equivalent to two hundred million United States dollars.

SECOND: The aforesaid investment capital shall be directed by the Investor towards the objects contemplated in Law number eighteen thousand six hundred and fifty-seven in conformity with the principles set forth in the Internal Rules of the Fund approved by the Superintendence of Securities and Insurance and in effect at the time that the investments are made. The Investor shall be at liberty to buy and sell the instruments and certificates representing its investment, thereby altering its investment portfolio from time to time within the portfolio diversification margins set forth in Law number eighteen thousand six hundred and fifty-seven.

THIRD: The Investor must enter the aforesaid investment capital into the country within the space of three years from the date of this contract. The privileges conferred by this contract are subject to the condition that the Fund will have entered the sum of one million dollars into the country during the first year of operations following the date of authorization of the Fund.

FOURTH: In any case, it is stipulated that the Investor shall be subject to the laws and regulations relevant to its activities and that the present investment authorization is without prejudice to any others that shall be granted by the competent authorities in accordance with the said laws and regulations.

FIFTH: The investment capital referred to in the first clause of this contract must be entered into this country and valued in terms of United States dollars; entry is by sale to an entity authorized for that purpose by the Banco Central de Chile.

SIXTH: The Investor shall enjoy the following privileges granted by the Government of Chile:

a)             The right to transfer its capital abroad pursuant to the provisions of letter b) of Article Fourteen of Law eighteen thousand six hundred and fifty-seven, the second and third paragraphs of Article Four of D.L. six hundred and Articles Five and Six of D.L. six hundred.

b)            The right, pursuant to Article Fifteen of Law number eighteen thousand six hundred and fifty-seven, the second and third paragraphs of Article Four and Article Five of D.L. six hundred, to transfer abroad at any time the yield on the Fund’s investments, regardless of the value of the assets held by the Fund at the moment of remittance. For these purposes:

One - Under the heading of yield on the Fund’s investments, income deriving from (i) dividends and interest and (ii) capital gains realized net Of capital losses realized shall be treated separately as yield on investment eligible for remittance.

Two - Expenses incurred by the Fund within the country shall be charged against the account for income deriving from dividends and interest.

Three - For purposes of determining capital gains and losses, to the purchase price of the instruments shall be added the costs inherent in acquiring them and from the sale price of the instruments shall be deducted the costs inherent in selling them. Unrealized capital losses and gains shall not be included in determining the amounts eligible for remittance.

Four - Amounts eligible for remittance shall be expressed in United States dollars; credits and debits applied to the respective accounts shall be entered at the rate of exchange on the date of the respective credit or debit.

Five - Any amount in excess of the capital invested that results from the liquidation of the Fund shall also be eligible for remittance under this heading.

c)             Access to the exchange market in accordance with the terms of D.L. six hundred, both in order to convert the foreign exchange constituting the investment capital and for purposes of the remittances referred to in letters a) and b) above.

d)            No discrimination pursuant to the provisions of Articles Nine and Ten of D.L. six hundred.

e)             Exemption from all contributions, taxes or assessments on the net funds obtained from the sale of the Fund’s investments in Chile representing the capital brought in, pursuant to Article Six of D.L. six hundred, up to the amount actually entered by virtue of this contract.

f)             All the other rights and guaranties automatically conferred by D.L. six hundred and Law number eighteen thousand six hundred and fifty-seven.

SEVENTH: Any amount remitted that does not correspond to the capital originally invested but constitutes yield on the Fund’s investments shall be subject to a single income tax of ten percent. The said tax shall be withheld by the management company of the Fund when making remittances and shall be paid into the public treasury within the period indicated in Article Seventy-Eight of the Income Tax Law. The said tax shall be the only one levied on the income generated by the operations of the Fund within the country in accordance with Article Fifteen of Law number’ eighteen thousand six hundred and fifty-seven, and this tax system shall remain the same for as long as the Fund operates within the country.

EIGHTH: In order for the privileges granted in letters a) and b) of Clause Six to become effective, a certificate must first be obtained from the Executive Secretary of the Foreign Investment Committee attesting that this contract is in force.

NINTH: NINE: The Fund shall be subject to the oversight of the Superintendence of Securities and Insurance with regard to its operations and the investment of its funds within the country. For this purpose, the said Superintendence shall be vested with all the powers contained in its charter legislation.

TENTH: The Investor shall act through BEA Administration, Administradora de rondos de Inversion Extranjero S.A., with domicile at one thousand three hundred and fifty Calle Agustinas, Second Floor, Santiago, as legal representative. Any change in the foregoing shall be reported immediately to the Executive Secretary of the Foreign Investment Committee.

ELEVENTH: The Fund may remain in existence until the thirtieth of January in the year two thousand eighty-nine; notwithstanding the above, it may be dissolved earlier.

TWELFTH: The Investor or its legal representative promises the Government of Chile to file in triplicate a legalized copy of this Foreign Investment Contract with the Executive Secretary of the Foreign Investment Committee within the space of thirty days from the date of this instrument.

THIRTEENTH: All expenses and fees that may be associated with the execution of this contract shall be borne exclusively by the Investor.

FOURTEENTH: For all purposes of this contract, the parties elect domicile in the city of Santiago and submit themselves to the jurisdiction of the Courts of Justice of this city. The capacity of Mr. Carlos Olivos Marchant to represent The Chile Fund, Inc., is attested by power of attorney granted by notarized instrument dated the nineteenth of June nineteen hundred and eighty-nine in this notarial office, which is omitted, being known to all parties. The bearer of a legalized copy of this ,instrument is empowered to apply for all entries, registrations and sub-registrations that are called for. In witness whereof, signed after reading. A copy was issued and entered in the Document Register under number two hundred and thirty-nine. I attest.

[initials]

[signature]

1. Pablo Baraona Urzua,

on behalf of the Government of Chile

[signature]

2. Carlos Olivos Marchant

on behalf of The Chile Fund, Inc.

[signature]

[notary’s seal]

Certified true copy of the original.

[signature]

Ivan Torrealba Acevedo Notary Public